UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 30, 2008 (September 24, 2008)

FREESCALE SEMICONDUCTOR, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-32241	20-0443182
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

6501 William Cannon Drive West, Austin, Texas 78735

(Address of Principal Executive Offices, including Zip Code)

Registrant’s telephone number, including area code: (512) 895-2000

NA

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1—Registrant’s Business and Operations

Item 1.01	Entry into a Material Definitive Agreement.

On September 24, 2008, the Compensation and Leadership Committee (the “Committee”) of the Board of Directors of Freescale Semiconductor, Inc. (the “Company”) adopted the Freescale Semiconductor, Inc. 2008 Incentive Performance Plan (the “Plan”). The purpose of the Plan is to reinforce corporate, organizational and business-development goals, to promote the achievement of short-term and long-term financial and other business objectives, and to reward the performance of individual employees in fulfilling their personal responsibilities for long-range achievements.

The Plan will be administered by the Committee. Subject to the terms of the Plan, the Committee determines in its sole discretion the persons who are to receive awards, the terms and conditions of each award and the amount payable under each award. Awards may be granted to officers and other employees of the Company.

Performance periods, performance factors and performance goals for awards are determined by the Committee. Award levels for any performance period may be expressed as a dollar amount or as a percentage of the participant’s earnings or other measure as determined by the Committee.

Except as otherwise determined by the Committee, upon a change in control, all performance goals will be deemed achieved at target levels and all other terms and conditions met; all performance cash awards will be paid out as promptly as practicable; all annual management incentive awards will be paid out based on the consolidated operating earnings of the immediately preceding year or any other method of payment as determined by the Committee.

The Board or the Committee may alter, amend, suspend or terminate the Plan. However, an amendment that affects adversely the rights of a participant under an award granted under the Plan requires the consent of the participant.

The foregoing description of the Plan is qualified in its entirety by reference to the Plan, a copy of which is attached hereto as Exhibit 10.1, and incorporated herein by reference.

Section 9—Financial Statements and Exhibits

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

10.1    Freescale Semiconductor, Inc. 2008 Incentive Performance Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FREESCALE SEMICONDUCTOR, INC.

By:	/s/ John D. Torres
Name:	John D. Torres
Title:	Senior Vice President, General Counsel and Secretary

Date: September 30, 2008

Exhibit Index

Exhibit Number	Description

10.1	Freescale Semiconductor, Inc. 2008 Incentive Performance Plan